Exhibit 99.1

NEWS RELEASE

Date: November 1, 2011	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather H. Burnham
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, November 1, 2011 — CorVel Corporation (NASDAQ: CRVL) today announced the results for the quarter ended September 30, 2011. Revenues for the quarter ended September 30, 2011 were a record $105 million, a 12% increase over the $93 million in revenue in the September 2010 quarter. Net income for the quarter was $7.9 million. Earnings per share for the quarter ended September 30, 2011 were $0.68, a 10% increase over the $.62 in the September 2010 quarter.

Revenues for the six months ended September 30, 2011 were a record $207 million, a 12% increase over the $185 million in revenue in the six months ended September 30, 2010. Net income for the six month period was a record $16.1 million. Earnings per share for the six months ended September 30, 2011 were a record $1.37, a 9% increase over the $1.26 earnings per share for the six months ended September 30, 2010.

The revenue growth for the current quarter was paced by a balanced 12% increase in the Company’s Network Solutions service line and 12% growth in its Patient Management service line. Network Solutions growth included the continued expansion of CorVel’s pharmacy benefit management (PBM) service offering. The Patient Management service line includes the Company’s fully integrated claims solution, Enterprise Comp, as well as traditional case management services. Claims management growth included strong sales momentum and the delivery of value added services designed to reduce costs.

“The quarter’s results reflect sustained growth in our Enterprise Comp product, as well as our continued success in firmly establishing the CorVel brand in the TPA industry”, said Dan Starck, CorVel President and CEO, “The overlay of our unique approach to workers’ compensation claims management on our national footprint has made CorVel a viable option for local, regional and national employers.”

About CorVel

CorVel Corporation is a national provider of industry-leading workers’ compensation solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch to the problem of disability management so our clients can intervene early and often and are connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, and expansion of case management, claims administration, and bill review product lines. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011 and the Company’s Quarterly Report on Form 10Q for quarter ended June 30, 2011. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results - Income Statement - Unaudited

Three and Six Months Ended September 30, 2010 and September 30, 2011

	Quarter Ended September 30, 2010	Quarter Ended September 30, 2011
Revenues	93,392,000	104,552,000
Cost of revenues	70,153,000	78,940,000

Gross profit	23,239,000	25,612,000

General and administrative	14,171,000	12,592,000

Income from operations	9,068,000	13,020,000

Income tax expense	1,535,000	5,139,000

Net income	7,533,000	7,881,000

Earnings Per Share:
Basic	$0.64	$0.68
Diluted	$0.62	$0.68
Weighted Shares
Basic	11,861,000	11,526,000
Diluted	12,104,000	11,672,000

	Six months September 30, 2010	Six months September 30, 2011
Revenues	184,895,000	206,860,000
Cost of revenues	137,853,000	155,704,000

Gross profit	47,042,000	51,156,000

General and administrative	25,657,000	24,886,000

Income from operations	21,385,000	26,270,000

Income tax expense	6,092,000	10,191,000

Net income	15,293,000	16,079,000

Earnings Per Share:
Basic	$1.28	$1.39
Diluted	$1.26	$1.37
Weighted Shares
Basic	11,909,000	11,572,000
Diluted	12,145,000	11,729,000

CorVel Corporation

Quarterly Results - Condensed Balance Sheet - Unaudited

March 31, 2011 and September 30, 2011

	March 31, 2011	September 30, 2011
Cash	12,269,000	8,134,000
Customer deposit	5,279,000	4,846,000
Accounts receivable, net	48,964,000	50,826,000
Prepaid expenses and taxes	6,417,000	6,608,000
Deferred income taxes	9,298,000	9,759,000
Property, net	38,500,000	43,351,000
Goodwill and other assets	43,498,000	43,202,000

Total	164,225,000	166,726,000

Accounts and taxes payable	14,590,000	17,956,000
Accrued liabilities	40,248,000	30,325,000
Deferred tax liability	9,748,000	9,748,000
Paid in capital	100,076,000	103,060,000
Treasury stock	-248,931,000	-258,936,000
Retained earnings	248,494,000	264,573,000

Total	164,225,000	166,726,000